Sub-Item 77I. Terms of New or Amended Securities

Terms of New or Amended Securities

THE DREYFUS/LAUREL FUNDS TRUST
DREYFUS CORE VALUE FUND
(formerly, Dreyfus Premier Core Value Fund)
DREYFUS LIMITED TERM HIGH YIELD FUND
(formerly, Dreyfus Premier Limited Term High Yield Fund)

     At meetings held on July 23 and 24, 2008, the Board of Trustees of The Dreyfus/Laurel Funds Trust (the “Trust”), on behalf of Dreyfus Premier Core Value Fund and Dreyfus Premier Limited Term High Yield Fund (the “Funds”), approved a proposal to modify the eligibility requirements of the Funds’ Class I shares. These changes, with respect to the Funds, were reflected in a Post Effective Amendment No. 141 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A. The Amendment was filed on Form POS EX with the Securities and Exchange Commission on July 24, 2008.